SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between George Holmes (“Executive”) and Solar Integrated Roofing Company (SIRC) a Nevada corporation (the “Company”), effective as of November 28, 2022 (the “Effective Date”). Certain capitalized terms used in the Agreement are defined in Section 6 below.

RECITALS

A.The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that it is possible that the Company could terminate Executive’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction. The Committee also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

B.The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

C.The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

D.Change in Control. “Change in Control” means the occurrence of any one of the following events:

(a)During any 12-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)Any “person” (as such term is defined in the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c)The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

E.Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement. This Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses or pursuant to written agreements with the Company, including equity award agreements.

3.Severance Benefits.

(a)Termination without Cause or Resignation for Good Reason. If at any time during the term of executives employment or the twenty-four (24)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation pay, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)Severance Payment. Executive will receive a lump sum severance payment equal to twenty-four (24) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period following Executive’s termination of employment.

(iii)Target Bonus Payment. Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s full target bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which termination notice occurs), less all required tax withholdings and other applicable deductions. The target bonus is the amount Executive would be entitled to receive if all of Executive’s goals for the applicable period are achieved. The target bonus will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period following Executive’s termination of employment.

(iv)Continued Health Insurance Benefits. If Executive is eligible for, and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive, as and when due to the COBRA carrier, for the COBRA premiums for such coverage for Executive and his eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earliest to occur of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, (B) the date upon which Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer, and (C) the date Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law.

(v)Equity. Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards regardless of type including, but not limited to, Restricted Stock Units (RSU’s) or Stock Option Grants. In addition, Executive will have twelve (12) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

(i)Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.

(ii)Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(b)Termination without Cause and not in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death at any time, then, subject to Section 4, Executive will receive the following severance benefits from the Company:

(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation time, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)Severance Payment. Executive will receive severance in an amount equal to 24 (twenty-four) months of Executive’s base salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period after Executive’s termination of employment.

(iii)Target Bonus Payment. Executive will receive a lump- sum severance payment equal to one hundred percent (100%) of Executive’s full target bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which termination notice occurs), less all required tax withholdings and other applicable deductions. The target bonus is the amount Executive would be entitled to receive if all of Executive’s goals for the applicable fiscal year are achieved. The target bonus will be paid as soon as practicable following Executive’s termination of employment but in no event later than the next pay period following Executive’s termination of employment.

(iv)Continued Health Insurance Benefits. If Executive is eligible for, and elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive, as and when due to the COBRA carrier, for the COBRA premiums for such coverage for Executive and his eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earliest to occur of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, (B) the date upon which Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer, and (C) the date Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law.

(v)Equity. Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards regardless of type including, but not limited to, Restricted Stock Units (RSUs) or Stock Option grants. In addition, Executive will have twelve (12) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

(vi)Outplacement Benefits. If requested by Executive, the Company will pay the expense for outplacement benefits provided by a service to be determined by the Company in its discretion for a period of twelve (12) months, up to a maximum dollar value of five thousand dollars ($5,000) following Executive’s termination.

(vii)Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(c)Disability; Death. If Executive’s employment with the Company is terminated due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive all earned but unpaid base salary and wages through the date of termination of employment, (ii) receive all accrued but unpaid vacation pay, expense reimbursements and any other benefits (including insurance proceeds) due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All payments under clauses (i) through (ii) above shall be made in accordance with the law for the State in which the Executive is employment agreement specifies, and Executive’s estate will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding equity awards regardless of type including, but not limited to, Restricted Stock Units (RSUs) or Stock Option grants.

(d)Voluntary Resignation; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company (other than for Good Reason during the twenty-four (24)-month period immediately following a Change of Control) or if the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation time, expense reimbursements and any other benefits (including full assignment to Executive of any insurance policies in effect for the benefit of Executive or his or her estate) due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(e)Timing of Payments. Except as required by law, subject to any specific timing provisions in Section 3(a), (b)3(b) or 3(c) as applicable, or the provisions of Section 4, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment but in no event later than the next pay period after Executive’s termination of employment.

4.Conditions to Receipt of Severance.

(a)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form mutually acceptable to the Company and Executive (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 4(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 3, (ii) the date the Release becomes effective, or (iii) Section 4(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b)Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under this Agreement will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

(c)Application of Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended constitute to Deferred Payments for purposes of clause (i) above.

(iv)Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v)To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi)Any tax gross-up that Executive is entitled to receive under this Agreement or otherwise shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which Executive remits the related taxes.

(vii)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(viii)The payments and benefits provided under Sections 3(a) and 3(a) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5Limitation on Payments.

a.Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 5(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Executive have any discretion with respect to the ordering of payment reductions.

b.Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by an independent firm (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 5.

6Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

a.Cause. “Cause” means (i) Executive’s repeated willful failure to substantially perform his or her duties to the Company or deliberate and material violation of a material Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Executive’s willful breach of any of Executive’s material obligations under any written agreement or covenant with the Company, in each case in the reasonable determination of the Board. For purposes of this definition, “Company” shall be interpreted to include any parent, subsidiary, affiliate or successor thereto, if appropriate. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (i) unless the conduct has not been cured within 30 days following Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

b.Change in Control. “Change in Control” shall have the meaning provided in the Recitals section of this agreement.

c.Code. “Code” means the Internal Revenue Code of 1986, as amended.

d.Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

e.Good Reason. “Good Reason” means the occurrence of one or more of the following, without Executive’s express written consent:

i.a material reduction in Executive’s job responsibilities as such responsibilities exist on the date that is three (3) months prior to the Change in Control;

ii.relocation by the Company or a subsidiary, parent, affiliate or successor thereto, as appropriate, of Executive’s primary business location that increases Executive’s one way commute by more than 35 miles; or

iii.a reduction in Executive’s then-current base salary by at least 10%, provided that an across-the-board reduction in the salary level of all other employees or consultants in positions similar to Executive’s by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; provided, however, that in order for an event to qualify as Good Reason, Executive must (1) provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive’s resignation from all positions then held by Executive with the Company must be effective not later than 30 days after the expiration of the cure period.

f.Section 409A. “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

g.Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

7.Successors.

a.The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

b.Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

9.Miscellaneous Provisions.

a.No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

b.Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

c.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

d.Entire Agreement. This Agreement, the Employment Offer Letter (and any agreements referenced therein), the Mutual Agreement to Arbitrate Claims, the Employee Invention, Confidentiality and Non-Solicitation Agreement, and the equity plan agreements to be entered into in connection with my employment, together constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and these agreements together supersede in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to such matters. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive’s employment and Executive hereby agrees that he or she has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. This Agreement does not supersede Executive’s Employment Offer Letter, except with respect to the subject matter hereof, the Mutual Agreement to Arbitrate Claims or the Employee Invention, Confidentiality and Non- Solicitation Agreement to which Executive is a party.

e.Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California without giving effect to provisions governing the choice of law.

f.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

g.Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as required by law.

h.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

i.Miscellaneous. Except as expressly modified hereby, all other terms and provisions of the Agreement shall remain in full force and effect and are incorporated herein by this reference; provided, however, to the extent of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Agreement to “Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement as and to the extent it is amended by this Amendment. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original Amendment, but all of which, taken together, shall constitute one and the same Amendment, binding on the parties hereto. The signature of any party to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. Any signature page delivered electronically or by facsimile (including, without limitation, transmission by .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AS CALIFORNIA LAWS ARE APPLIED TO CONTRACTS ENTERED INTO AND PERFORMED IN SUCH STATE.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:

Solar Integrated Roofing Company (SIRC)

By:
Name:	David Massey
Title:	Chief Executive Officer

EXECUTIVE:

By:
Name:	George Holmes